Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
tel: 203 622 3131
fax: 203 622 6080
unitedrentals.com

United Rentals to Explore Strategic Alternatives

CEO Wayland Hicks Announces Plan to Retire In June

GREENWICH, Conn. – April 10, 2007 – United Rentals, Inc. (NYSE: URI) today announced that its board of directors has authorized commencement of a process to explore a broad range of strategic alternatives to maximize shareholder value, including a possible sale of the company. The company has retained UBS Investment Bank and Credit Suisse to act as financial advisors in this process.

The company cautions that there can be no assurance that the exploration of alternatives will result in a transaction. The company does not expect to disclose further developments regarding the process unless and until its board of directors has completed its evaluation or approved a specific transaction.

The company also announced that Wayland R. Hicks, 64, will retire as chief executive officer effective at the annual shareholders’ meeting on June 4, 2007, and will continue to serve on the board as vice chairman. He will be succeeded by Michael J. Kneeland as interim chief executive officer. Mr. Kneeland currently serves as executive vice president and chief operating officer of United Rentals.

Bradley S. Jacobs, chairman of United Rentals, said, “We deeply appreciate Wayland’s significant contributions over the past decade and the leadership he has demonstrated. We are fortunate that Wayland will continue to serve on our board and offer his insights as we take this process forward.”

Mr. Jacobs added, “We’re pleased that the position of interim chief executive officer will be filled by Michael Kneeland, who has been with the company since 1998. Mike has more than 25 years of experience in the equipment rental industry and is extremely knowledgeable about our operations and markets.”

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of nearly 700 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 12,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 20,000 classes of rental equipment with a total original cost of $3.9 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital at desirable rates for our businesses or growth plans, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge may be less than anticipated, or costs we incur may be more than anticipated, (6) we have significant leverage, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions, (7) our announced exploration of strategic alternatives may have adverse consequences for our business if no transaction ultimately results, (8) we are subject to an ongoing inquiry by the SEC, and there can be no assurance as to its outcome, or any other potential consequences thereof for us, and (9) we may incur additional significant costs and expenses in connection with the SEC inquiry, the class action lawsuits and derivative actions that were filed in light of the SEC inquiry, the U.S. Attorney’s office requests for information, or other litigation, regulatory or investigatory matters related to the SEC inquiry or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2006, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

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Contacts:

Chuck Wessendorf	Fred Bratman
VP, Investor Relations and	President
Corporate Communications	Hyde Park Financial Communications
United Rentals, Inc.	(212) 683-3931
(203) 618-7318	fbratman@hydeparkcomm.com
cwessendorf@ur.com